Exhibit 99.7

June 26, 2026

Gold Stone Technical Inc.

Unit No. 86, 1/F., South Seas Centre,

No. 75 Mody Road,

Kowloon, Hong Kong

+852 2866 0368

Dear Sirs/Madams:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of Gold Stone Technical Inc. (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Haina Shi
Name: Haina Shi